UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 19, 2010 (October 15, 2010)

VIRTUAL MEDICAL INTERNATIONAL, INC.
formerly QE Brushes, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-53941
(State or other jurisdiction of incorporation)	(Commission File No.)

469 St. Pierre Road
Los Angeles, CA 90077
(Address of principal executive offices and Zip Code)

310-346-6020
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

At a special meeting of shareholders held on October 15, 2010, our shareholders approved two amendments to our articles of incorporation.

The first amendment increases the number of authorized shares of our common stock from forty-five million (45,000,000) to two hundred and fifty million (250,000,000), par value $0.00001 per share; and authorized shares of Preferred Stock from ten million (10,000,000) to fifty million (50,000,000), par value $0.00001 per share.

The second amendment changes our name from QE BRUSHES, INC. to VIRTUAL MEDICAL INTERNATIONAL, INC.

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On October 15, 2010, we held a special meeting of shareholders at 11:00 a.m., Pacific Time, at 469 St. Pierre Road, Los Angeles, California 90077 wherein our shareholders approved the following two amendments to our articles of incorporation.

1.
 An amendment to our Articles of Incorporation (“Articles of Incorporation”) to increase the number of authorized shares of Common Stock from forty-five million (45,000,000) to two hundred and fifty million (250,000,000) shares, par value $0.00001 per share and the authorized shares of Preferred Stock from ten million (10,000,000) to fifty million (50,000,000) shares, par value $0.00001 per share.  A total of 14,607,501 shares of common stock were outstanding.  Of the 14,607,501 shares of common stock outstanding, 13,947,000 shares vote FOR, 0 shares voted AGAINST and 0 shares ABSTAINED.   A total of 2,000,000 shares of preferred stock were outstanding.  All  2,000,000 shares of preferred stock voted FOR, 0 shares voted AGAINST and 0 shares abstained

2.
An amendment to our Articles of Incorporation to change our name from QE BRUSHES, INC. to VIRTUAL MEDICAL INTERNATIONAL, INC.    A total of 14,607,501 shares of common stock were outstanding.  Of the 14,607,501 shares of common stock outstanding, 13,947,000 shares vote FOR, 0 shares voted AGAINST and 0 shares ABSTAINED.   A total of 2,000,000 shares of preferred stock were outstanding.  All  2,000,000 shares of preferred stock voted FOR, 0 shares voted AGAINST and 0 shares abstained

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits	Document Description

3.3	Amended Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 19th day of October 2010.

VIRTUAL MEDICAL INTERNATIONAL, INC.

BY:	MARC SALLS
Marc Salls, President